EXHIBIT 99.1



                         NINTH AMENDMENT
                  TO LOAN AND SECURITY AGREEMENT


     This NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of the 31st day of July, 1997, by and among TALLEY MANUFACTURING AND TECHNOLOGY, INC., a Delaware corporation (the "Borrower"), TRANSAMERICA BUSINESS CREDIT CORPORATION, as agent (the "Agent"), and the lenders parties to the Loan Agreement referred to below (the "Lenders").


                       W I T N E S S E T H:


     WHEREAS, the Borrower, the Agent and the Lenders have heretofore entered in a Loan and Security Agreement dated
October 22, 1993, as amended (the "Loan Agreement"); and

     WHEREAS, the Agent, the Lenders and the Borrower wish to enter into this Amendment to make certain changes to the Loan Agreement;

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.   Definitions.   Capitalized terms used herein but not
defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

     2. Amendments to Change Borrowing Base Reporting. Subject to the Borrower's maintaining, at all times, Excess Availability of at least Ten Million Dollars ($10,000,000), the Borrower's duty to provide Borrowing Base Certificates to the Agent shall be changed from a weekly reporting frequency to a monthly reporting frequency. The change shall be effected by (a) amending Section 2.4(a) of the Loan Agreement in its entirety to read as follows:

          (a) (i) So long as (x) no Default, Event of Default or Subsidiary Event of Default has occurred and exists and (y) Excess Availability is Ten Million Dollars ($10,000,000) or more, Borrower shall, on the fifth Business Day following the end of each month, provide Agent with preliminary Borrowing Base Certificates for itself and for each Subsidiary on a consolidating basis for such month, and on the fifteenth day










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     following the end of each month, unless sooner requested by
     Agent, provide Agent with the final versions of such Borrowing Base Certificates, each in the form attached hereto as Exhibit A-1 for such month; and (ii) (x) after the occurrence and during the continuance of any Default, Event of Default or Subsidiary Event of Default or (y) if and for so long as Excess Availability is less than Ten Million Dollars ($10,000,000), Borrower shall, on the second Business Day following the end of each week, unless sooner requested by Agent, provide Agent with Borrowing Base Certificates for itself and for each Subsidiary on a consolidating basis in the form attached hereto as Exhibit A-2 for such week.

(b) deleting the words "EXHIBIT A  Form of Borrowing Base
Certificate" on the List of Exhibits and substituting the following words therefor:

     EXHIBIT A-1    Form of Monthly Borrowing Base Certificate

     EXHIBIT A-2    Form of Weekly Borrowing Base Certificate

(c) deleting the Exhibit A attached to the Loan Agreement; and (d) providing that the Exhibits A-1 and A-2 to the Loan Agreement shall be in the forms thereof attached hereto as Exhibits A-1 and A-2.

     3. Amendments to Section 4.1. Effective July 1, 1997, the non-default interest rate with respect to Base Rate Loans or any other Obligations other than LIBOR Loans is hereby decreased from a fluctuating rate equal to one-half percent (.50%) per annum above the Base Rate in effect from time to time to a fluctuating rate equal to the Base Rate in effect from time to time and with respect to LIBOR Loans is hereby decreased from a fluctuating rate equal to two and three-quarters percent (2 3/4%) per annum above the LIBOR Rate to two percent (2%) per annum above the LIBOR Rate. Such decreases shall be effected by (a) deleting the words "one-half percent (.50%) per annum above" in the third and fourth lines of
Section 4.1(a)(i) of the Loan Agreement and (b) deleting the words "two and three-quarters percent (2 3/4%)" from the third line of
Section 4.1(a)(ii) of the Loan Agreement and substituting the words "two percent (2%)" therefor.

     4. Amendments to Eliminate Unused Line Fee. Effective July 1, 1997, the unused line fee shall be eliminated. Such elimination shall be effected by (a) deleting Section 4.5 of the Loan Agreement, (b) deleting the words "(with an appropriate adjustment of any amount payable under Section 4.5 to avoid duplicative charges to Borrower)" beginning in the fourth to the last line of
Section 4.10 of the Loan Agreement, and (c) deleting the words "together with all paid unused line fees pursuant to Section 4.5" from the third and fourth lines of Section 22.4(b) of the Loan Agreement.





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     5.   Amendments to Cash Dominion Procedures.  So long as no
Default, Event of Default or Subsidiary Event of Default has occurred and Borrower maintains at least Ten Million Dollars ($10,000,000) of Excess Availability, the Borrower shall be permitted to receive directly from the Collecting Banks the funds deposited therein. This change shall be effected (a) by adding to
Section 1.1 of the Loan Agreement, in appropriate alphabetical order, the following definition:

          "Blockage Notices" shall have the meaning ascribed to such term in Section 13.1 hereof.

and (b) by amending and restating Section 13 of the Loan Agreement in its entirety to read as follows:

     13.  Payments; Collection.

          13.1 Unless otherwise agreed in writing from time to time hereafter, all payments which Borrower is required to make to Agent under this Agreement or under any of the other Loan Documents may, at the option of the Agent, be made by appropriate debits to the Loan Account. Agent may in its sole discretion elect to bill Borrower for such amounts in which case the amount shall be immediately due and payable with interest thereon as provided herein. At any time after either
     (a) an Event of Default has occurred or (b) Agent reasonably believes or suspects that Borrower or its Affiliates have committed fraud or made a statement, representation or warranty which shall have been materially false or misleading when made, then Agent or its designee may, at any time, notify customers or Account Debtors that Receivables have been assigned to Agent or of its security interest therein, collect the same directly and charge all reasonable out-of-pocket collection costs and expenses to the Loan Account. All proceeds of Collateral (including all revenue, collections and other monies from the Subsidiaries under the Subsidiary Loan Agreements), all dividends and other sums paid to Borrower by the Subsidiaries and all payments of money by any Person shall, at the direction of Agent, be deposited by the Borrower into a lockbox account, dominion account or such other
     "blocked account" as Agent may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent ("Collecting Bank"). The Borrower shall issue, and shall cause the Subsidiary Borrowers to issue, to the Collecting Banks irrevocable letters of instruction, in form and substance satisfactory to the Agent, directing the Collecting Banks, upon receipt of instructions









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     ("Blockage Notices") to do so from the Agent, thenceforth to transfer all funds then and thereafter deposited in the Collecting Banks solely to the Agent, either to any account maintained by the Agent at the Collecting Bank or by wire transfer to appropriate account(s) of the Agent, and not to the Borrower or any Subsidiary. All funds deposited in such "blocked account" shall immediately become Collateral and the Borrower shall use its best efforts to obtain the agreement by the Collecting Bank to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such "blocked account" arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by the Collecting Bank thereunder. Alternatively, upon the issuance of a Blockage Notice, Agent may establish depository accounts in the name of Agent at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Receivables, dividends and other sums paid to Borrower by the Subsidiaries or cause same to be deposited, in kind, in such depository accounts of Agent in lieu of depositing same to the blocked accounts. Except as otherwise contemplated in Section 13.2 hereof, Agent will credit all such payments to Borrower's Loan Account, conditional upon final collection; credit will be given for cleared funds received prior to 1:00 p.m. Eastern Standard or Daylight Savings Time, by Agent at its account at the First National Bank of Chicago (or such other account of Agent as it shall designate in writing to Borrower), two (2) Business Days after such receipt thereof and until receipt by Agent at such address, no credit will be given. In all cases, Borrower's Loan Account will be credited only with the net amounts actually received by Agent. Should any check or item of payment not be honored for payment, then, Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Any prepayment of any LIBOR Loan shall be accompanied by payment of any amounts required under
     Section 5.4 (b) hereof.

          Borrower agrees to pay to Agent any and all out-of-pocket fees, costs and expenses which Agent incurs in connection with opening and maintaining any "blocked account" and depositing for collection by Agent any check or item of payment received and/or delivered to any Collecting Bank, Agent or any Lender, respectively, on account of the Obligations and Borrower further agrees to reimburse Agent for any claims asserted by the Collecting Banks in connection with Borrower's "blocked account" and any amounts paid to any Collecting Banks arising out of Agent's indemnification of such Collecting Banks









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against damages incurred by the Collecting Bank in the operation of such Borrower's "blocked account". Borrower further agrees that Agent shall have the right, in its sole discretion, to require Borrower to establish lock box accounts in addition to, or in lieu of, Borrower's "blocked account", which lock box accounts will be subject to an agreement (consistent with the provisions of this Agreement) acceptable to Agent among Agent, Borrower and the Collecting Banks.

          13.2 Notwithstanding the provisions of Section 13.1 hereof and Article 13 of the Subsidiary Loan Agreements, so long as (a) no Default, Event of Default or Subsidiary Event of Default has occurred and (b) Excess Availability is Ten Million Dollars ($10,000,000) or more, Borrower shall be permitted to receive directly from the Collecting Banks the funds deposited therein. However, if at any time (x) any Default, Event of Default or Subsidiary Event of Default shall occur, or (y) Excess Availability shall be or become less than Ten Million Dollars ($10,000,000), such permission shall automatically cease and Agent may, and upon the request of the Required Lenders shall, then and thereafter issue Blockage Notices to the Collecting Banks.

     6. Amendment to Working Capital Covenant. Section 18.1 of the Loan Agreement shall be amended by deleting the columns titled
"Period" and "Amount" therein and replacing them in their entirety with the following:

                     Period                          Amount
                     ------                          ------
     April 1, 1997 through June 30, 1997           $60,000,000
     July 1, 1997 through September 30, 1997       $55,000,000
     October 1, 1997 through December 31, 1997     $50,000,000
     January 1, 1998 through March 31, 1998        $50,000,000
     April 1, 1998 through June 30, 1998           $50,000,000
     July 1, 1998 through September 30, 1998       $50,000,000
     October 1, 1998 through December 31, 1998     $50,000,000
     Every Month Thereafter                        $50,000,000 plus
                                                   an increase of
                                                   $250,000 each
                                                   January 1,
                                                   commencing
                                                   January 1, 1999













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     7. Amendment to Fixed Charge Coverage Ratio Covenant.  Section
18.2 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

     "Borrower shall cause Borrower's and its Subsidiaries consolidated Fixed Charge Coverage Ratio, as measured at the end of each calendar quarter, for the fiscal year to date period then ending, to exceed the following during the term of this Agreement:

                     Period                          Ratio
                     ------                          -----
     April 1, 1997 through June 30, 1997           .85 to 1
     July 1, 1997 through September 30, 1997       .85 to 1
     October 1, 1997 through December 31, 1997     .85 to 1
     January 1, 1998 through March 31, 1998        .65 to 1
     April 1, 1998 through June 30, 1998           .95 to 1
     July 1, 1998 through September 30, 1998      1.00 to 1
     Each March 31, June 30, September 30,
     and December 31 thereafter                   1.00 to 1


provided, however, that Borrower's and its Subsidiaries' consolidated Fixed Charge Coverage Ratio as of the end of any such quarter shall be computed (i) without taking into account payments made by the Borrower in connection with any severance package provided by the Borrower to William H. Mallender and (ii) without including in the computation of the sum of the consolidated amount of all Capital Expenditures those Capital Expenditures made by the Borrower or its Subsidiaries in connection with the development or manufacturing of occupant restraint systems or any component thereof.

     8. Amendment to Tangible Net Worth Covenant. Section 18.3 of the Loan Agreement shall be amended by deleting the columns titled "Period" and "Amount" therein and replacing them in their entirety with the following:

                Period                              Amount
                ------                              ------
April 1, 1997 through June 30, 1997               $1,000,000
July 1, 1997 through September 30, 1997           $1,000,000
October 1, 1997 through December 31, 1997         $1,000,000














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                Period                              Amount
                ------                              ------
January 1, 1998 through March 31, 1998            $2,000,000
April 1, 1998 through June 30, 1998               $2,000,000
July 1, 1998 through September 30, 1998           $2,000,000
October 1, 1998 through December 31, 1998         $2,000,000
Every Month Thereafter                            $2,000,000 plus an increase
                                                  of $1,000,000 each January 1,
                                                  commencing January 1, 1999

     9. Amendment to Capital Expenditures Covenant. Section 18.4 of the Loan Agreement shall be amended by deleting the words "in the calendar quarter ending December 31, 1993, in an aggregate amount exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) and in any calendar year thereafter, in an aggregate amount exceeding Seven Million Dollars ($7,000,000)" beginning in the second line therein and substituting the following therefor:

     "in the calendar year ending December 31, 1997, and in any calendar year thereafter, in an aggregate amount exceeding
     Twenty Million Dollars ($20,000,000)".

     10. Amendment to R&D Expenditures Covenant. Section 18.5 of the Loan Agreement shall be amended by (i) deleting "1994" in the second line therein and substituting "1997" therefor and (ii) deleting the words "Five Million Dollars ($5,000,000)" in the third line therein and substituting "Fourteen Million Dollars ($14,000,000)" therefor.

     11.  Elimination of the Net Income Before Taxes Financial
Covenant. Section 18.6 of the Loan Agreement shall be deleted in its entirety.

     12.  Conditions to Effectiveness.  Except for Sections 3 and
4 of this Amendment which shall each be effective as of July 1, 1997, and Sections 6, 7, 8, 9, 10 and 11 of this Amendment which shall each be effective as of April 1, 1997, this Amendment shall be effective as of the date first above written, provided, however, that any and all Sections of this Amendment shall only be effective upon satisfaction of the following conditions precedent:

          12.1. Execution of this Amendment. The Agent shall have received this Amendment executed by a duly authorized officer of each Lender and the Borrower.












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          12.2.  Amendment to Subsidiary Loan Documents.  The
Borrower and each Subsidiary shall have executed an amendment (the "Subsidiary Amendment") to their respective Subsidiary Loan Agreement, substantially in the form of Exhibit B attached hereto, and shall have delivered such other documents and instruments in connection therewith as the Agent shall require, each in form and substance satisfactory to the Agent.

          12.3. Confirmation of Loan Documents. Each Subsidiary shall have executed the Confirmation of Loan Documents set forth below.

          12.4. Corporate Proceedings. The Agent shall have received a copy of the resolutions (in form and substance reasonably satisfactory to Agent) of the Board of Directors of the Borrower and the Subsidiaries authorizing (i) the execution, delivery and performance of this Amendment, the documents referred to in Sections 12.2 and 12.3 hereof, and the other Loan Documents contemplated hereby and thereby, and (ii) the consummation of the transactions contemplated hereby and thereby, all certified by the Secretary or an Assistant Secretary of the Borrower and the Subsidiaries on the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate.

          12.5.  No Defaults.  No Default, Event of Default or
Subsidiary Event of Default shall have occurred and be existing either before or immediately after giving effect to this Amendment.

          12.6. Representations and Warranties True. The representations and warranties contained herein, in the Loan Agreement and in all other Loan Documents (other than representations and warranties that expressly speak only as of a specified different date) shall be true and correct both as of the date hereof and immediately after giving effect to this Amendment.

          12.7. Certificate of Officers. The Agent shall have received a certificate, in form and substance satisfactory to the Agent, dated the date of the effectiveness of this Amendment and signed by the President or a Vice President and the Treasurer or Controller of the Borrower certifying that the conditions set forth in this Section 12 have been fulfilled and as to such other matters as the Agent shall reasonably require.

          12.8. Other Conditions. The Agent shall have received such other agreements, opinions, certificates, representations, instruments and other documents as it may reasonably require, all in form and substance satisfactory to the Agent.








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     13.  Representations and Warranties.  The Borrower hereby
represents and warrants to the Lenders and the Agent that (i) the execution, delivery and performance of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and the Subsidiaries are within their respective corporate powers and have been duly authorized by all necessary corporate action, (ii) no consent, approval, authorization of, or declaration or filing with, any governmental or public authority, and no consent of any other Person, is required in connection with the execution, delivery and performance of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and the Subsidiaries, except for those already duly obtained, (iii) this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and the Subsidiaries have been duly executed by the Borrower and such Subsidiaries and constitute the legal, valid and binding obligation of the Borrower and such Subsidiaries, enforceable against them in accordance with their terms, (iv) the execution, delivery and performance by the Borrower and the Subsidiaries of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and the Subsidiaries do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of the Borrower or any of the Subsidiaries by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Borrower or such Subsidiary is a party or which is binding upon it, (b) any requirement of law applicable to the Borrower or such Subsidiary, or (c) the Certificate or Articles of Incorporation or By-Laws of the Borrower or such Subsidiary, (v) no event has occurred and is continuing which constitutes a Default, an Event of Default or a Subsidiary Event of Default, and
(vi) no change or development or event involving a prospective change, which in any such case has had or could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents or on the business, operations, assets, conditions (financial or otherwise) or prospects of Borrower on a consolidated basis, has occurred and is continuing.

     14. Authorization to Sign Amendments to Subsidiary Loan Documents and other Documents. By their signatures below, the Lenders hereby authorize Transamerica Business Credit Corporation, as Agent for the Lenders, to consent to the execution and delivery of the Subsidiary Amendment, substantially in the form of Exhibit B attached hereto; to consent to the delivery of such other documents









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and instruments in connection therewith as the Agent shall require, each in form and substance satisfactory to the Agent; and to execute and deliver such written consents and other documents or instruments in connection therewith as the Agent shall deem appropriate.

     15.  Reference to and Effect on Loan Documents.

          15.1. On and after the date hereof, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

          15.2. Except as specifically amended or waived above, all of the terms of the Loan Agreement shall remain unchanged and in full force and effect.

          15.3. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default, Event of Default or Subsidiary Event of Default, nor as a waiver of any right, power or remedy of any Lender or the Agent under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents, other than as specifically set forth herein.

     16. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered (including delivery by telecopier) shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     17. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     18. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.















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          IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed and delivered by their proper and duly authorized officers as of the date set forth above.


                         TALLEY MANUFACTURING AND TECHNOLOGY, INC.

                         By: /s/    Mark S. Dickerson
                             -------------------------
                             Name:  Mark S. Dickerson
                             Title: Secretary

                         AGENT:

                         TRANSAMERICA BUSINESS CREDIT CORPORATION

                         By: /s/   Michael Burns
                             -------------------------
                            Name:  Michael Burns
                            Title: Vice President

                         LENDERS:

                         TRANSAMERICA BUSINESS CREDIT CORPORATION

                         By: /s/   Michael Burns
                             -------------------------
                            Name:  Michael Burns
                            Title: Vice President

                         AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO

                         By: /s/   Elizabeth J. Limpert
                             -------------------------
                            Name:  Elizabeth J. Limpert
                            Title: First Vice President

                         NATIONAL BANK OF CANADA

                         By: /s/   Thomas H. Hopkins
                             -------------------------
                            Name:  Thomas H. Hopkins
                            Title: Vice President

                         By: /s/   Beth A. Pease
                             -------------------------
                            Name:  Beth A. Pease
                            Title: Vice President








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                  CONFIRMATION OF LOAN DOCUMENTS


          Each of the undersigned hereby acknowledges that the Loan and Security Agreement, dated October 22, 1993 (as amended or modified, the "Loan Agreement"), among Talley Manufacturing and Technology, Inc., a Delaware corporation, Transamerica Business Credit Corporation, as agent, and each of the financial institutions identified on the signature pages thereto is being amended pursuant to the foregoing Ninth Amendment to Loan and Security Agreement (the "Amendment"). Each of the undersigned hereby confirms that each of the Loan Documents to which it is a party shall remain in full force and effect on the terms provided therein and that each reference in the Loan Documents to the "Parent Loan Agreement" shall be a reference to the Loan Agreement as modified or amended by the Amendment. Each of the undersigned further confirms that there exists no Default or Event of Default (as defined in the Subsidiary Loan Agreement to which it is a party) and that all representations and warranties made by it in the Loan Documents to which it is a party are true and correct as though made on and as of the date hereof (other than representations and warranties that expressly speak only as of a specified different date).


Dated:  As of July 31, 1997


                            AMCAN SPECIALTY STEELS, INC.;
                            DIMETRICS, INC.; ELECTRODYNAMICS,
                            INC.; JOHN J. MCMULLEN ASSOCIATES,
                            INC.; PORCELAIN PRODUCTS CO.; ROWE
                            INDUSTRIES, INC.; TALLEY AUTOMOTIVE
                            PRODUCTS, INC.; TALLEY DEFENSE
                            SYSTEMS, INC.; TALLEY INTERNATIONAL
                            INVESTMENT CORPORATION; TALLEY METALS
                            TECHNOLOGY, INC.; UNIVERSAL PROPULSION
                            COMPANY; WATERBURY COMPANIES, INC.;
                            WDC, INC.


                            By: /s/   Mark S. Dickerson
                               -------------------------
                               Name:  Mark S. Dickerson
                               Title: Secretary